Exhibit 16.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606
February 21, 2014	USA

Tel: 1 312 486 1000
Fax: 1 312 247 1486
www.deloitte.com

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

USA

Dear Sirs/Madams:

We have read Item 4 of Abbott Laboratories’ Form 8-K/A dated February 21, 2014, and have the following comments:

1.     We agree with the statements made in Item 4.01(a), paragraphs one through four.

2.     We agree with the statements made in the first sentence of Item 4.01(b).

3.     As to the second sentence of Item 4.01(b), we have no basis to agree or disagree with the statement insofar as it applies to clause (i) and we agree with the statement as it applies to clause (ii).

Yours truly,

/s/ Deloitte & Touche LLP